Exhibit 99.1

Lincoln Educational Services Corporation Reports
Fourth Quarter and 2010 Year End Results

West Orange, New Jersey, March 3, 2011 – Lincoln Educational Services Corporation (Nasdaq: LINC) (“Lincoln”), a leading provider of diversified career-oriented post-secondary education, today reported fourth quarter and 2010 year end results.

Highlights:

Quarterly -

•	Revenue of $167.0 million for the fourth quarter of 2010, representing an increase of 6.1% from $157.5 million for the fourth quarter of 2009.

•
Diluted earnings per share of $1.04 for the fourth quarter of 2010, representing an increase of 26.8% from $0.82 for the fourth quarter of 2009.  Diluted earnings per share for the quarter includes a goodwill impairment charge of $0.28 per share.

•	Student starts decreased by 8.4% as compared to the fourth quarter of 2009.

•	Average student population increased by 3.3% as compared to the fourth quarter of 2009.

•	Declared a dividend of $1 per share, to be paid in equal quarterly installments.

Yearly -

•	Revenue of $639.5 million for the year ended December 31, 2010, representing an increase of 15.7% from $552.5 million for the year ended December 31, 2009.

•
Diluted earnings per share of $2.79 for the year ended December 31, 2010, representing an increase of 53.3% from $1.82 for the year ended December 31, 2009.  Diluted earnings per share for the year includes a goodwill impairment charge of $0.25 per share.

•	Student starts decreased by 0.9% as compared to the year ended December 31, 2009.

•	Student population remained essentially unchanged with 29,221 students enrolled at December 31, 2010 as compared to 29,340 at December 31, 2009.

•	Repurchased $50.1 million of our common stock.

Continued . . .

2011 Guidance –

➢	Revenue of $600 million to $615 million, representing a decrease of approximately 4% to 6% from 2010.

➢
Diluted earnings per share of $1.65 to $2.00, representing a decrease of approximately 28% to 40% from 2010.  Diluted earnings per share for 2011 includes approximately $0.28 per share in investments for online, three startup campuses and the relocation of an existing campus.

➢	Decrease in expected student starts of 5% to 10% from 2010. Student starts are expected to stabilize during the second half of the year.

➢
For the first quarter of 2011, we expect revenue of $142.0 million to $146.0 million, representing a decrease of approximately 5.5% from the first quarter of 2010, and diluted earnings per share of $0.34 to $0.40, representing a decrease of approximately 33% from the first quarter of 2010.  Guidance for the first quarter of 2011 is based on an expected decrease in student starts of 30% to 36% from the same period in 2010, which reflects the most challenging quarterly comparison expected for the year.

➢
The Board of Directors has set the record and payment dates for the dividend for the first quarter of 2011.   The cash dividend of $0.25 per share will be payable on March 31, 2011 to shareholders of record on March 15, 2011.

Comment and Outlook

“The fourth quarter marked the culmination of an extremely challenging year,” said Shaun McAlmont, Lincoln’s President and CEO.  “While we achieved a significant number of milestones in both the fourth quarter and the year, including record revenue, operating income and earnings per share, 2010 was also filled with many challenges and uncertainties.  The negotiated rulemaking process conducted by the Department of Education (“Department”) highlighted several areas of focus which we believe will result in the standards that the Department will use in evaluating institutions on a going forward basis.  These metrics are squarely focused on successful student outcomes, including graduation rates, repayment rates and student debt levels, regardless of the demographics served.

The Department’s areas of focus led us to make certain adjustments to our business model, which will result in changes to the makeup of our student body, in order to ensure that we are able to meet the Department's goals of achieving higher student outcomes.  While we share the Department’s ultimate goals, we believe that the proposed outcomes-based approach does not take into consideration the diverse population that we serve in our schools.  Nevertheless, we concluded that in order to meet those objectives, we would no longer admit certain students who could otherwise benefit from our programs.  Consequently, these opportunities have been limited to a more select group of students that demonstrate a stronger ability to achieve these goals.

These changes resulted in us denying enrollment to approximately 1,500 students in 2010 and contributed to the year over year decline in student starts.   As we continue to strive to improve student outcomes, we expect further deterioration in student starts during 2011.  While we expect these efforts to improve student retention over time, these actions will negatively impact our margins in 2011.

Mr. McAlmont concluded, “We remain steadfast in our desire to provide all students with the best education and return on their educational investment.  Unfortunately, the proposed regulations make it extremely difficult to ensure that all prospective students receive the same opportunity.  Nevertheless, we are confident in our ability to successfully adapt to any regulation that the Department promulgates and, while these changes may create some short term pressure on our revenues and earnings, we believe that our long-term strategy and growth plans remain intact. ”

Fiscal 2010 Operating Performance

Revenue increased 15.7% to $639.5 million in 2010 from $552.5 million for 2009.  This increase was primarily due to a 13.4% increase in average student population.  Average revenue per student increased 2.1% in 2010 primarily from tuition increases which ranged from 3 to 5% annually, offset by shifts in program mix.

Operating income increased 38.9% to $122.6 million in 2010 from $88.3 million for 2009 primarily due to improved capacity utilization due to the increase in average population.  Capacity utilization increased to 65.0% in 2010 from 61.0% for 2009.  Operating income margin improved to 19.2% in 2010 from 16.0% for 2009.

Educational services and facilities expenses increased 13.5% to $239.7 million for the year ended December 31, 2010 from $211.3 million for the year ended December 31, 2009. This increase was primarily due to higher instructional expenses and books and tools expenses necessary to serve a larger student population, as well as higher tool sales.  Lincoln began the 2010 fiscal year with approximately 7,670 more students than at the start of 2009. The increase in educational services and facilities expenses also reflects higher facilities expenses mainly due to facility expansions and related rent, utilities and property taxes. As a percentage of revenue, educational services and facilities expense improved to 37.5% for the year ended December 31, 2010 from 38.3% for the year ended December 31, 2009.

Selling, general and administrative expenses increased 7.2% to $270.9 million for the year ended December 31, 2010 from $252.7 million for the year ended December 31, 2009. This increase was primarily due to increases in sales and marketing attributable to annual compensation increases for admissions personnel and an increased number of admissions personnel compared with the prior year, as well as higher marketing expenses to facilitate our growth. The increase in selling, general and administrative expenses also reflects an addition of approximately 100 employees within the career services, financial aid and default management departments as compared with the prior year.

Administrative expenses also increased due to an increase in bad debt expense and an increase in software maintenance costs in connection with our student management system as well as the costs associated with a new financial accounting system partially offset by a decrease in incentive compensation, acquisition costs in connection with our acquisition of BAR on January 20, 2009 and expenses incurred in connection with a sale of stock by our then largest shareholder.

For the year ended December 31, 2010, our bad debt expense as a percentage of revenue was 6.1% as compared to 6.7% for 2009.  This decrease was primarily a result of improved cash collections as well as our continuing effort to further centralize the administration of our financial aid department.  The number of days revenue outstanding at December 31, 2010 decreased to 23.1 days, compared to 28.3 days at December 31, 2009.  As of December 31, 2010, we had outstanding loan commitments to our students of $17.3 million as compared to $28.9 million at December 31, 2009.  Loan commitments, net of interest that would be due on the loans through maturity, were $15.4 million at December 31, 2010 as compared to $20.5 million at December 31, 2009.

As a percentage of revenue, selling, general and administrative expenses improved to 42.3% for the year ended December 31, 2010 from 45.7% in the prior-year.

At December 31, 2010 we tested our goodwill for impairment and determined that an impairment of approximately $6.2 million existed for three of our reporting units.

Net income increased 41.6% to $69.7 million for the year ended December 31, 2010 compared with $49.2 million for the year ended December 31, 2009.  Diluted earnings per share grew 53.3% to $2.79 for the year ended December 31, 2010 from $1.82 for the year ended December 31, 2009.

Cash flow from operations was $114.5 million for the year ended December 31, 2010 compared with $73.2 million for the year ended December 31, 2009.  This increase was driven by an increase in net income of approximately $20.5 million and by a decrease in net accounts receivable of $14.3 million.

Three Months Ended December 31, 2010 Compared to Three Months Ended December 31, 2009

Revenue increased 6.1% to $167.0 million in the fourth quarter from $157.5 million in the prior-year quarter. This increase was primarily due to a 3.3% increase in average student population.  Average revenue per student increased 2.7% in the fourth quarter primarily from tuition increases, which ranged from 3 to 5% annually, offset by shifts in program mix.

Operating income increased 4.8% to $42.0 million in the fourth quarter from $40.0 million in the prior-year quarter. Operating income margin decreased to 25.1% in the fourth quarter from 25.4% in the prior-year quarter.

Educational services and facilities expenses increased 9.6% to $59.4 million in the fourth quarter from $54.2 million in the prior-year quarter. This increase was primarily due to higher instructional expenses necessary to serve a larger student population. Lincoln began the fourth quarter of 2010 with approximately 1,650 more students than at the start of the fourth quarter of 2009. The increase in educational services and facilities expenses also reflects higher facilities expenses mainly due to facility expansions and related rent, utilities and property taxes. As a percentage of revenue, educational services and facilities expense increased to 35.6% in the fourth quarter of 2010 from 34.4% in the prior-year quarter.

Selling, general and administrative expenses decreased 5.7% to $59.4 million in the fourth quarter from $62.9 million in the prior-year quarter.  The decrease reflects a reduction in incentive compensation and bad debt expense.  Bad debt expense decreased to $7.8 million, or 4.7% of revenue, in the fourth quarter of 2010 from $11.0 million, or 7.0% of revenue, in the prior-year quarter as a result of the continuing efforts to improve financial aid processing through centralized administration of our financial aid department.  The number of days revenue outstanding at December 31, 2010 decreased to 23.1 days, compared to 28.3 days at December 31, 2009.  As of December 31, 2010, we had outstanding loan commitments to our students of $17.3 million as compared to $28.9 million at December 31, 2009.  Loan commitments, net of interest that would be due on the loans through maturity, were $15.4 million at December 31, 2010 as compared to $20.5 million at December 31, 2009.

Offsetting the decreased expenses discussed above were increases in sales and marketing attributable to annual compensation increases for admissions personnel and an increased number of admissions personnel compared with the prior-year quarter. Student services also increased over the prior-year quarter mainly due to an increased number of employees within the career services, financial aid and default management departments as compared with the prior-year quarter.

As a percentage of revenue, selling, general and administrative expenses improved to 35.5% in the fourth quarter from 40.0% in the prior-year quarter.

At December 31, 2010 we tested our goodwill for impairment and determined that an impairment of approximately $6.2 million existed for three of our reporting units.

Net income increased 3.9% to $23.2 million in the fourth quarter from $22.3 million in the prior-year quarter. Diluted earnings per share grew 26.8% to $1.04 in the fourth quarter of 2010 from $0.82 in the fourth quarter of 2009.

Balance Sheet

Lincoln had $66.0 million of cash and cash equivalents at December 31, 2010 compared with $46.1 million at December 31, 2009.  Total debt and capital lease obligations slightly decreased to $56.9 million at December 31, 2010 from $57.3 million at December 31, 2009.  Stockholders’ equity increased to $222.5 million at December 31, 2010 from $218.6 million at December 31, 2009 and reflects our purchase of stock during the year and declaration of our first annual dividend discussed below.

Shares Repurchased

In June 2010, our Board of Directors authorized the repurchase of up to $50 million of our outstanding common stock over a period of one year.  As of December 31, 2010 we had repurchased 4,040,234 shares of our common stock at an average price of $12.38 per share and had fully utilized our authorization to purchase up to $50 million of our common stock.

Dividends

On November 3, 2010 our Board of Directors declared an annual cash dividend of $1.00 per share of common stock, payable quarterly.  The dividend of $22.2 million was recorded as a reduction to retained earnings as of December 31, 2010.  The first quarterly dividend payment of $5.6 million was made on December 31, 2010.  The establishment of future record and payment dates is subject to the final determination of our Board of Directors.

Student Metrics

Starts and Population

	Year Ended December 31,			Three Months Ended December 31,
	2010	2009	Change	2010	2009	Change

Student Starts	36,939	37,281	-0.9%	6,278	6,856	-8.4%
Average population	31,535	27,808	13.4%	32,352	31,321	3.3%
End of period population	29,221	29,340	-0.4%	29,221	29,340	-0.4%

Average Population Mix by Vertical

	December 31,
	2010	2009

Health sciences	39.4%	36.7%
Automotive	30.3%	31.2%
Skilled trades	11.3%	12.7%
Business & IT	9.6%	9.6%
Hospitality services	9.4%	9.8%
	100.0%	100.0%

Conference Call Today

Lincoln will host a conference call today at 10:00 a.m. Eastern Time.  The conference call can be accessed by going to the IR portion of our website at www.lincolnedu.com.  Participants can also listen to the conference call by dialing 866-356-4281 (domestic) or 617-597-5395 (international) and citing code 18483181. Please log-in or dial-in at least 10 minutes prior to the start time to ensure a connection.  An archived version of the webcast will be accessible for 90 days at http://www.lincolnedu.com. A replay of the call will also be available for seven days by calling 888-286-8010 (domestic) or 617-801-6888 (international) and citing code 57327470.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a leading provider of diversified career-oriented post-secondary education.  Lincoln offers recent high school graduates and working adults degree and diploma programs in five principal areas of study: health sciences, automotive technology, skilled trades, business and information technology and hospitality services.  Lincoln has provided the workforce with skilled technicians since its inception in 1946.  Lincoln currently operates 45 campuses in 17 states under 5 brands: Lincoln College of Technology, Lincoln Technical Institute, Nashville Auto-Diesel College, Euphoria Institute of Beauty Arts and Sciences, and Lincoln College of New England.  Lincoln had an average enrollment of approximately 31,535 students in 2010.

Statements in this press release regarding Lincoln's business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in Lincoln's Form 10-K for the year ended December 31, 2009 and Form 10-Q for the quarterly period ended September 30, 2010. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

(Please see financial attachments.)

CONTACT:	Lincoln Educational Services Corporation
Cesar Ribeiro, CFO
973-736-9340

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (In thousands, except per share amounts)

	Three Months Ended December 31, (Unaudited)		Years Ended December 31,

	2010	2009	2010	2009

REVENUE	$167,022	$157,459	$639,494	$552,536
COSTS AND EXPENSES:
Educational services and facilities	59,446	54,226	239,738	211,295
Selling, general and administrative	59,370	62,925	270,879	252,673
Loss (gain) on sale of assets	-	45	(8)	35
Impairment of goodwill	6,244	215	6,244	215
Total costs and expenses	125,060	117,411	516,853	464,218
OPERATING INCOME	41,962	40,048	122,641	88,318
OTHER:
Interest income	4	4	30	29
Interest expense	(1,149)	(1,042)	(4,533)	(4,275)
Other income	4	8	45	35
INCOME BEFORE INCOME TAXES	40,821	39,018	118,183	84,107
PROVISION FOR INCOME TAXES	17,626	16,684	48,452	34,868
NET INCOME	$23,195	$22,334	$69,731	$49,239

Earnings per share - Basic	$1.06	$0.84	$2.86	$1.87

Earnings per share – Diluted	$1.04	$0.82	$2.79	$1.82

Weighted average number of common shares outstanding:
Basic	21,883	26,565	24,418	26,337
Diluted	22,338	27,341	25,024	27,095

Other data:

Adjusted EBITDA (1)	$54,759	$46,935	$155,148	$112,808
Depreciation and amortization	6,551	6,664	26,218	24,240
Number of campuses	45	43	45	43
Average enrollment	32,352	31,321	31,535	27,808
Stock based compensation	806	849	2,665	2,377
Net cash provided by operating activities	46,387	30,304	114,464	73,169
Net cash used in investing activities	(8,494)	(15,555)	(42,111)	(51,593)
Net cash provided by (used in) financing activities	$13,672	$(6,729)	$(52,434)	$9,266

Selected Consolidated Balance Sheet Data:	December 31,
(In thousands)	2010

Cash and cash equivalents	$65,995
Current assets	117,492
Working deficit	(4,176)
Total assets	412,822
Current liabilities	121,668
Long-term debt and capital lease obligations, including current portion	56,945
Total stockholders’ equity	$222,485

(1) Reconciliation of Non-GAAP Financial Measures

EBITDA is a measurement not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  We define EBITDA as income from continuing operations before interest expense (net of interest income), provision for income taxes and depreciation and amortization.  EBITDA is presented because we believe it is a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements.  It is not, however, intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  EBITDA is not necessarily comparable to similarly titled measures used by other companies.  Adjusted EBITDA includes non cash charges related to impairment of goodwill.  Following is a reconciliation of income from continuing operations to Adjusted EBITDA:

	Three Months Ended December 31,

	(Unaudited)		Years Ended December 31,

	2010	2009	2010	2009

Net Income	$23,194	$22,334	$69,731	$49,239
Interest expense, net	1,144	1,038	4,503	4,246
Provision for income taxes	17,626	16,684	48,452	34,868
Depreciation and amortization	6,551	6,664	26,218	24,240
EBITDA	48,515	46,720	148,904	112,593
Impairment of goodwill	6,244	215	6,244	215
Adjusted EBITDA	$54,759	$46,935	$155,148	$112,808

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